United States
Securities and Exchange Commission
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934
June 1, 2011
(Date of Report)
ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York	14513
(Address of principal executive offices)	(Zip Code)
(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     As disclosed in our Form 8-K dated April 29, 2011, Ultralife Corporation (the “Company”) had received a proposed settlement from the U.S. Attorney’s office with respect to ongoing discussions it had regarding three exigent, non-bid contracts with the U.S. government that have been subject to an audit and final price adjustment. In September 2005, the Defense Contracting Audit Agency (“DCAA”) presented its findings related to its audits of the three exigent contracts and suggested a potential pricing adjustment of $1.4 million related to reductions in the cost of materials that occurred prior to the final negotiation of these contracts. The Company fully cooperated with these audits and furnished the government with requested information and documents.
     Under applicable federal law, the Company may have been subject to treble damages and penalties associated with the potential pricing adjustment. In light of the uncertainty, the Company decided to enter into discussions with the U.S. Attorney’s office in April 2011 to negotiate a settlement. On April 21, 2011, the Company was advised by the U.S. Attorney’s Office that there was a $2.7 million settlement-in-principle to resolve all claims related to the contracts.
     On June 1, 2011, the Company entered into a Settlement Agreement with the United States of America, acting through the United States Department of Justice and on behalf of the Department of Defense which provides that the Company shall pay the United States the amount of $2.7 million (the “Settlement Amount”) plus interest accrued thereon at the rate of 2.625% per annum from May 6, 2011, with principal payments of $1 million, $566,667.00, $566,667.00 and $566,666.00 being due on June 8, 2011, December 1, 2011, June 1, 2012 and December 1, 2012, respectively. Each principal payment will be accompanied by a payment of accrued interest.
     In consideration of and subject to the Company’s full payment of the Settlement Amount and subject to certain exceptions enumerated in the agreement, the United States released the Company, together with its current and former parent corporations, direct and indirect subsidiaries, brother or sister corporations, divisions, current or former owners, officers, directors and affiliates, and the successors and assigns of any of them, from any civil or administrative monetary claim the United States has for the Company’s conduct that gave rise to the potential pricing adjustment arising out of the three exigent contracts that were subject to the DCAA audit.
     By entering into the agreement, the Company did not admit to any impropriety, wrongdoing or liability of any sort.
     The summary of the Settlement Agreement set forth above is qualified in its entirety by reference to the full text of the Settlement Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.
Forward-Looking Statements
     This report on Form 8-K may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, and disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect our analysis only as of the date of this filing. We undertake no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect the Company’s financial results is included in our filings with the United States Securities & Exchange Commission, including our latest Annual Report on Form 10-K.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits. The following exhibit is being furnished as part of this Report.

Exhibit
Number	Description

10.1	Settlement Agreement, dated June 1, 2011, among the United States of America, acting through the United States Department of Justice and on behalf of the Department of Defense and Ultralife Corporation

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2011	ULTRALIFE CORPORATION
	By:	/s/ Peter F. Comerford
Peter F. Comerford
Vice President of Administration, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Settlement Agreement, dated June 1, 2011, among the United States of America, acting through the United States Department of Justice and on behalf of the Department of Defense and Ultralife Corporation